SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
          of the Securities Exchange Act of 1934 (Amendment No. ______)


Check the appropriate box:
[X] Preliminary Information Statement      [ ] Confidential, for use of the
[ ] Definitive Information Statement           Commission only (as permitted by
                                               Rule 14c-5(d)(2))

                          CAPITAL BEVERAGE CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

         [X] No Fee Required.
         [ ] Fee computed on table below per Exchange Act Rules 14c- 5(g) and 0-11.

         1) Title of each class of securities to which transaction applies:

                     Common Stock, par value $.001 per share

         2) Aggregate number of securities to which transaction applies:

                  3,792,045 shares of Common Stock Outstanding

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                       N/A

         4) Proposed maximum aggregate value of transaction:

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         5) Total Fee Paid.

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         Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

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         2) Form, Schedule or Registration Statement No.:

            -------------------------------------------------------------------
         3) Filing Party:

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         4) Date Filed:

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

                          CAPITAL BEVERAGE CORPORATION
                               700 Columbia Street
                            Erie Basin, Building #302
                            Brooklyn, New York 11231
                                 (718) 488-8500

Dear Stockholder:

         We are furnishing this Information Statement to the holders of the Common Stock of Capital Beverage Corporation, a Delaware corporation (the "Company"), in connection with the sale of substantially all of the Company's assets consisting of its exclusive distribution rights and saleable inventory to Oak Beverages, Inc. ("Oak"), pursuant to an asset purchase agreement dated as of September 15, 2005. A copy of the asset purchase agreement is included as Appendix A to the Information Statement.

         The asset purchase agreement and the sale of assets to Oak have been approved unanimously by our Board of Directors. As permitted by Delaware law and our Certificate of Incorporation, the Company has received a written consent from the majority stockholders of the Company approving the asset purchase agreement and the related asset sale.

         ACCORDINGLY, STOCKHOLDERS ARE NOT BEING ASKED FOR PROXIES TO VOTE THEIR SHARES WITH RESPECT TO THE ASSET PURCHASE AGREEMENT OR THE ASSET SALE. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT AND NO MEETING OF STOCKHOLDERS WILL BE HELD TO CONSIDER THE ASSET PURCHASE AGREEMENT OR THE SALE OF OUR ASSETS.

         The asset sale described in this Information Statement will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         This Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. It contains a description of the asset purchase agreement and the asset sale, as well as summary information regarding the contract of sale and the sale of assets. We encourage you to read the Information Statement, including Appendix A, thoroughly. You may also obtain information about us from publicly available documents filed with the Securities and Exchange Commission. We may provide only one copy of the Information Statement to stockholders who share an address, unless we have received instructions otherwise. If you share an address, your household has received only one copy of this Information Statement and you wish to receive another copy, please contact our corporate secretary at the address or telephone number above. If you have received multiple copies and only wish to receive one copy of our SEC materials, you also may contact us at the address and phone number above.


                                           Very truly yours,



                                           Carmine N. Stella
                                           President and Chief Executive Officer


Brooklyn, New York
October ___, 2005

                              INFORMATION STATEMENT

                          CAPITAL BEVERAGE CORPORATION
                               700 Columbia Street
                            Erie Basin, Building #302
                            Brooklyn, New York 11231
                                 (718) 488-8500

Introduction

         This Information Statement is being furnished to the stockholders of Capital Beverage Corporation, a Delaware corporation (the "Company"), in connection with the prior approval by our Board of Directors of, and receipt of approval by written consent of the majority stockholders of the Company for, the proposed sale of substantially all of our assets (together with related transactions, the "Asset Sale"), to Oak Beverages, Inc. ("Oak").

         The Asset Sale will be effective pursuant to an asset purchase agreement, dated as of September 15, 2005, by and between the Company and Oak (the "Asset Purchase Agreement"), as more fully described in this Information Statement. A copy of the Asset Purchase Agreement is included as Appendix A to this Information Statement and is incorporated herein by reference.

         The Board of Directors believes that approval and consummation of the Asset Purchase Agreement and the Asset Sale are in the best interests of the Company and its stockholders. Accordingly, on September 14, 2005, the Board unanimously approved the Asset Purchase Agreement and the Asset Sale and directed that they be submitted for stockholder approval.

         Under Delaware law and our Certificate of Incorporation, the affirmative vote of a majority of the votes entitled to be cast by holders of all shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), outstanding as of the close of business on September 15, 2005, is required to approve the Asset Purchase Agreement and the Asset Sale. Under our Certificate of Incorporation, each share of Common Stock is entitled to one vote per share. As of September 15, 2005, there were outstanding 3,792,045 shares of Common Stock, representing a total of 3,792,045 votes. As permitted by the Delaware General Corporation Law, on September 15, 2005, the Company received a written consent in lieu of a meeting of stockholders from holders of 1,900,000 shares of Common Stock representing 50.1% of the total issued and outstanding shares of voting stock of the Company approving the Asset Purchase Agreement and the Asset Sale.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO PROXY CARD HAS BEEN ENCLOSED AND NO MEETING OF STOCKHOLDERS WILL BE HELD TO CONSIDER THE ASSET PURCHASE AGREEMENT OR THE SALE OF ASSETS.

         The Asset Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

         This Information Statement is furnished for the purposes of informing stockholders, in the manner required under the Securities Exchange Act of 1934, as amended, of the Asset Sale before it is consummated. This Information Statement is first being mailed on or about October , 2005 to holders of record of Common Stock as of the close of business on October ___, 2005.

         THE INFORMATION IN THIS INFORMATION STATEMENT REGARDING OAK HAS BEEN SUPPLIED BY OAK.

                               Summary Term Sheet

         This Information Statement is being furnished to the stockholders of Capital Beverage Corporation, a Delaware corporation, in connection with the prior approval by our Board of Directors, and receipt by the Board of approval by written consent of our majority stockholders, for the Asset Sale, which is the sale of substantially all of assets to Oak Beverages Inc., or "Oak", pursuant to the Asset Purchase Agreement. The terms "we," "our," and the "Company" in this Information Statement refer to Capital Beverage Corporation. References to "you" are to the stockholders of Capital Beverage Corporation.

         The summary that follows highlights selected information contained elsewhere in this Information Statement. It may not contain all of the information that is important to you. To fully understand the sale of substantially all of our assets to Oak, and for a more complete description of the Asset Sale and related matters, you should carefully read this Information Statement (including the Asset Purchase Agreement included as Appendix A) in its entirety.

The Parties

         Capital Beverage Corporation (the "Company") is a publicly owned Delaware corporation currently operating a beer and malt beverage distribution business. The Company's principal office is located at 700 Columbia Street, Erie Basin, Building #302, Brooklyn , NY 11231 where its telephone number is (718) 488-8500. See "Information about the Company" at page 2.

         Oak Beverages, Inc. ("Oak") is a privately owned New York corporation currently operating a beer and malt beverage distribution business. Oak's principal office is located at One Flower Lane, Blauvelt, NY 10913. See "Information about Oak" at page 2.

The Asset Sale

On September 14, 2005, our Board of Directors, acting by written consent, approved an asset purchase agreement, dated as of September 15, 2005, between Oak and the Company, a copy of which is included as Appendix A to this Information Statement (the "Asset Purchase Agreement"), pursuant to which the Company intends to sell, and Oak intends to purchase, substantially all of the Company's assets (the "Asset Sale"). The Asset Sale will consist of our distribution rights for the Pabst, Pittsburgh and Ballantine brands of beer and malt beverages in New York City. As consideration for these assets, Oak has agreed to pay the Company $9.3 million (subject to certain adjustments based upon sales made by Oak under the Sub-Distribution Agreement), of which at least $1.5 million will be deposited with an escrow agent for 18 months (or longer if claims remain unresolved) for post closing indemnification claims which may be asserted by Oak. See "The Sale of Assets to Oak."

If the proposed Asset Sale is consummated:

         -    The Company will continue to be a public company;

         - The Company's common stock will continue to trade in the over-the-counter market or be quoted on the OTC Bulletin Board(R);

         - The Company will use the proceeds from the Asset Sale for working capital purposes, including the payment of indebtedness, trade payables and other outstanding obligations. Following the payment of its creditors, the Company may elect to acquire another entity, issue dividend(s) to its stockholders or invest the net proceeds in the discretion of the Board of Directors and management of the Company.

Reasons For The Asset Sale

The Board of Directors and management of the Company have concluded that based on the Company's relatively small size, the illiquidity of the trading market for the Company's common stock, the Company's lack of growth, thin profit margins in the beer and malt beverage distribution industry, and the fact that the beverage distribution industry favors relatively large distributors because of economies of scale; it would be in the stockholders' interests to sell substantially all of the Company's assets at a fair price. In addition, for the years ended December 31, 2004 and 2002, the Company recorded net losses of approximately $4.3 million and $1.8, respectively, and a net profit of $24,000 for the year ended December 31, 2003. For the years ended December 31, 2004 and 2003, the Company's accumulated deficit totaled approximately $9.5 million and $5.2 million, respectively. The Company has also received a "going concern" opinion from its independent auditors for the last three fiscal years. As a result, the Board of Directors and management decided that it is in the best interest of the Company to pursue a sale transaction to Oak, a well capitalized and substantial competitor. See "Special Factors Regarding the Asset Sale" at page .

Approval Of The Board Of Directors and Stockholders

         The Board of Directors of the Company, after careful consideration, has approved the Asset Purchase Agreement and the Asset Sale and has recommended that the Company's stockholders vote for its adoption. Immediately following the execution of the Asset Purchase Agreement by Oak and the Company on September 15, 2005, stockholders holding 50.1% of the Company's shares of common stock outstanding executed a written consent in lieu of a stockholders meeting approving the Asset Purchase Agreement and the Asset Sale.
See "Voting Securities and Principal Holders Thereof" at page ______.

Use of Proceeds

         The Asset Purchase Agreement provides that, the Company will receive and Oak shall pay $9.3 million (subject to certain adjustments based upon sales made by Oak under the Sub-Distribution Agreement) payable as follows: (1) $7.8 million to be paid at the closing of the transaction in immediately available funds and (ii) $1.5 million to be paid at the closing of the transaction in immediately available funds to an escrow agent. In addition, within ten (10) days following the closing of the transaction, Oak will purchase from Company its saleable inventory at an amount equal to the price paid by the Company for the inventory. Assuming the ultimate release to the Company of the entire escrowed amount, and after deduction of transaction costs in connection with the Asset Sale, the Company anticipates that net proceeds will be approximately $8.8 million. Of this amount, the Company anticipates that approximately $7.7 million will be applied to repay outstanding indebtedness.

         After the repayment of outstanding indebtedness, the Board of Directors anticipates that it will undertake one or more transactions designed to maximize stockholder value. Management currently anticipates that additional transactions may take the form of a dissolution of the corporation, the liquidation of its remaining assets, and the ultimate distribution to stockholders of any assets remaining after satisfaction of our liabilities, including personnel termination and related costs, sale transaction expenses and final liquidation costs. In event of such dissolution, the residual proceeds of the Asset Sale would become part of a pool of assets governed by the plan of dissolution. Alternatively, management may elect to invest the net proceeds from the Asset Sale in assets or operations acquired by the Company. In such an event, no assets will be distributed to the stockholders. See "Consideration; Use of Proceeds; Structure of the Company After the Asset Sale" at page .

Structure of the Company After the Asset Sale

         After completion of the Asset Sale and application of the net proceeds in the manner contemplated, and assuming ultimate release to us of the entire escrowed amount, and after deduction of transaction costs in connection with the Asset Sale, the Company will hold:

     o    residual inventory and equipment not part of the Asset Sale; and

     o    accounts receivable in the approximate amount of $250,000.

         The Company will not have any ongoing operations subsequent to the Asset Sale, except for the collection of accounts receivable and the payment of its liabilities. See "Consideration; Use of Proceeds; Structure of the Company After the Asset Sale."

The Sub-Distribution Agreement with Oak

         The Company and Oak entered into a Sub-Distribution Agreement dated as of September 15, 2005 (the "Sub-Distribution Agreement"), pursuant to which Oak has become a sub-distributor of the Company of certain Pabst beers and malt beverages. A copy of the Sub-Distribution Agreement is included as Appendix B to this Information Statement and is incorporated herein by reference. The Sub-Distribution Agreement became effective when the Company filed this Information Statement with the Securities and Exchange Commission and shall terminate on the earlier of (i) the closing of the transactions contemplated by the Asset Purchase Agreement, (ii) the termination of the Asset Purchase Agreement, (iii) 90 days following September 15, 2005, or (iv) the earlier termination of the Sub-Distribution Agreement in accordance with its terms. Under the terms of the Sub-Distribution Agreement, Oak has the right to distribute the Pabst products to customers located in the five boroughs of New York City, and in exchange for such rights, Oak will pay Pabst directly for its product purchases and, during the first 45 days following the effective date of the Sub-Distribution Agreement, Oak will pay to the Company the following amounts for products received by Oak: (x) $.50 for each case of products and (y) $2.00 for each barrel of products. The purchase price to be paid by Oak to the Company in connection with the closing of the transactions contemplated by the Asset Purchase Agreement shall be reduced by an amount equal to the sum of: (i) $.25 for each case of products purchased by Oak and sold by Oak to customers in the territory, plus (ii) $.50 for each case of products purchased by Oak but not sold to such customers, plus (iii) $1.00 for each barrel of products purchased by Oak and sold by Oak to customers in the territory, plus (iv) $2.00 for each barrel of products purchased by Oak but not sold to such customers, all determined during such 45-day period. If the Sub-Distribution Agreement is terminated by either party for any reason, the Company will be required to promptly pay to Oak the credits described above.

Dissenters' Rights

         Company stockholders are not entitled to seek dissenters' or appraisal rights under Delaware law in connection with the Asset Sale. See "Dissenters' Rights" at page ____.


Certain Federal Income Tax Consequences

         The Asset Sale will be treated by the Company as a taxable transaction for federal and New York State income tax purposes. It is anticipated that any gain resulting from the Asset Sale will be offset against the Company's net operating loss carryforwards. However, utilization of these carryforwards generates an alternative minimum tax for both government bureaus. We do not expect the combination of both alternative tax liabilities for the two bureaus to exceed $100,000. See " Certain Federal Income Tax Consequences" at page .

Accounting Treatment

         Upon completion of the Asset Sale, the Company will remove from its consolidated balance sheet the assets sold to Oak and will reflect therein the effect of the receipt and the use of the proceeds of the Asset Sale. The Company will record a gain on the sale of assets to Oak equal to the difference between the purchase price received and the book value of the assets sold in its consolidated statement of operations. See "Accounting Treatment" at page ____.

Interests Of The Continuing Stockholders

         Assuming closing of the Asset Sale, the current stockholders of the Company will continue to own 100% of the outstanding common stock of the Company.

                     A NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This Information Statement contains certain forward-looking statements, including statements regarding our "expectations," "beliefs," "goals," "hopes," "strategies," and the like. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking those safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are subject to change at any time and from time to time and that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results or developments to differ materially from those described in or contemplated or implied by such forward-looking statements include, without limitation, the risk that the assumptions upon which the forward-looking statements are based ultimately may prove to be incorrect or incomplete, that the transactions contemplated by the Asset Purchase Agreement will not be consummated in a timely manner or at all and that Oak will make claims against the portion of the purchase price placed in escrow or otherwise, as well as other risks and uncertainties that are described in the Company's filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

                Summary Information In Question And Answer Format

         The following information in question and answer format, summarizes many of the material terms of the Company's proposed Asset Sale to Oak. For a complete description of the terms and conditions of the Asset Sale, you are advised to carefully read this entire Information Statement and the other documents referred to herein. The actual terms and conditions of the Asset Sale are contained in the Asset Purchase Agreement and the exhibits thereto. The Asset Purchase Agreement is included as Appendix A to this Information Statement.

What Vote Is Required To Approve The Asset Sale?

         Approval of the Asset Sale requires the affirmative vote of the holders of not less than a majority of the Company's outstanding common stock.

What Constitutes A Majority Of The Company's Outstanding Common Stock?

         On September 15, 2005, the Company had 3,792,045 shares of Common Stock issued and outstanding and 1,896,226 constitutes a majority of the shares of Common Stock issued and outstanding.

Who Voted In Favor Of The Asset Sale?

         Carmine Stella, the Company's President, Chief Executive Officer and Chairman of the Board, Anthony Stella, the Company's Vice President of Sales and Marketing (and the brother of Carmine Stella), Michael Mastrisciani, a director of the Company, Daniel Mastrisciani, the Company's Vice President of Operations and a director of the Company, Alex Mastrisciani and Monty Mastrisciani, (each of whom are the brothers of Michael and Daniel Mastrisciani), voted an aggregate of 1,900,000 shares in favor of the Asset Sale and the approval of the Asset Purchase Agreement. Such shares represent 50.1% of the shares of common stock outstanding. Such individuals shall be referred to as the" Majority Stockholders". See "Voting Securities and Principal Holders Thereof" at page __.

Will The Stockholders That Voted In Favor Of The Asset Sale Have Any Relationship With Oak Following The Closing Of The Asset Sale?

         No. None of the stockholders that voted in favor of the Asset Sale anticipate working for or with Oak, or otherwise have any direct or indirect financial relationship with Oak. In addition, none of the stockholders that voted in favor of the Asset Sale anticipate owning any securities of Oak or have any other right to payment from Oak. However, it should be noted that certain members of management have not received their salaries since May 1, 2005. Accordingly, the following individuals are entitled to be paid accrued and unpaid salaries from the proceeds from the Asset Sale received by the Company in the amounts set forth adjacent to their names (such amounts calculated as of October 31, 2005): Carmine Stella ($105,000); Anthony Stella ($67,000); Michael Mastrisciani ($67,000); Daniel Mastrisciani ($67,000); Monty Mastrisciani ($67,000); and Alex Mastrisciani ($73,000). The Company will also reimburse such employees for out-of-pocket expenses incurred by them in connection with the performance of their duties which, as of October 31, 2005, is expected to be a total of approximately $60,000.

         In addition, under the terms of employment agreements between the Company and such members of management, such employees are, upon the termination of their employment with the Company, entitled to severance payments equal to four (4) weeks of a base salary for each year of service provided to the Company. The proceeds from the Asset Sale will also be used to pay severance to following employees each of whom will be terminated as of the closing date of the Asset Sale in the amounts set forth adjacent to their names: Anthony Stella ($102,000); Michael Mastrisciani ($47,000); Daniel Mastrisciani ($47,000); Monty Mastrisciani ($47,000); and Alex Mastrisciani ($41,000). Carmine Stella will not be terminated as of the closing date, and therefore, he will not be entitled to any severance payment. He will, however, continue to serve as the Company's Chief Executive Officer, and will be paid $210,000 per annum. See "Payment of Accrued and Unpaid Salaries and Severance" at page ___.

Why Isn't The Company Holding A Stockholders Meeting To Vote On The Proposed Asset Sale?

         In order to lawfully close on the proposed Asset Sale, Delaware law requires that a majority of shares of Common Stock vote in favor of the proposed Asset Sale. The stockholders voting in favor of the proposed Asset Sale represent 50.1% of the shares outstanding, or a majority of the outstanding shares. Therefore, management concluded that because approving a transaction by the written consent of stockholders can be faster than distributing a notice of meeting and proxy statement, and conducting a stockholders meeting, and in light of the fact that Company management and Oak wanted to expedite the closing of the proposed Asset Sale, management and the Board of Directors decided not to conduct a meeting of stockholders. Instead, promptly following the execution of the Asset Purchase Agreement, stockholders owning approximately 50.1% of the shares signed a written consent approving the Asset Purchase Agreement and the transactions contemplated thereby.

What Are The Terms Of The Asset Purchase Agreement?

     On September 14, 2005, our Board of Directors, acting by written consent, approved an asset purchase agreement, dated as of September 15, 2005, between Oak and the Company, a copy of which is included as Appendix A to this Information Statement (the "Asset Purchase Agreement"), pursuant to which the Company intends to sell, and Oak intends to purchase, the Company's distribution rights for the Pabst, Pittsburgh and Ballantine brands of beer and malt beverages in New York City. As consideration for these assets, Oak has agreed to pay the Company $9.3 million (subject to certain adjustments based upon sales made by Oak under the Sub-Distribution Agreement), of which at least $1.5 million will be deposited with an escrow agent for 18 months for post closing indemnification claims which may be asserted by Oak.

Why Is The Company Selling its Assets?

         The Board of Directors and Management of the Company have concluded that based on the Company's relatively small size, the illiquidity of the trading market for the Common Stock, the Company's lack of growth, thin gross profit margins in the beer and malt beverage distribution industry, and the fact that the beverage distribution industry favors relatively large distributors because of economies of scale; it would be in the stockholders' interests to sell substantially all of the Company's assets at a fair price. In addition, for the years ended December 31, 2004 and 2002, the Company recorded net losses of approximately $4.3 million and $1.8, respectively, and a net profit of $24,000 for the year ended December 31, 2003. For the years ended December 31, 2004 and 2003, the Company's accumulated deficit totaled approximately $9.5 million and $5.2 million, respectively. The Company has also received a "going concern" opinion from its independent auditors for the last three fiscal years. As a result, the Board of Directors and management decided that it is in the best interest of the Company to pursue a sale transaction to Oak, a well capitalized and substantial competitor.

What Will Happen To The Company After The Asset Sale?

         Following the Asset Sale, the Company is expected to repay its outstanding indebtedness. Surplus funds will either be distributed to Company stockholders as a dividend, or retained to pay for ongoing expenses associated with identifying assets or operations to be acquired. All employees will be terminated, except for Carmine Stella who will continue to serve as the Company's Chief Executive Officer and will earn an annual salary of $210,000.

What Steps Has The Board Of Directors Taken To Assure That The Price To Be Paid By Oak Is Fair To The Public Stockholders?

         Company management has been in the beer and malt beverage industry for a very long time. The Company has acquired several brands and is well acquainted with the market for beverage distribution assets. Since the first quarter of 2004, the Company has been in discussions with several potential buyers interested in purchasing the Company's assets or entering into strategic transactions. After discussions with these parties, Company management and the Board of Directors determined that the purchase price to be paid by Oak pursuant to the Asset Purchase Agreement was the highest and best price.

What Factors Were Considered By Management And The Board Of Directors In Deciding To Sell Substantially All Of The Company's Assets?

         Management and the Board of Directors considered a number of factors before deciding to execute the Asset Purchase Agreement, including but not limited to, the following:

     o the nature of the beer and malt beverage distribution business in the Company's distribution territory;

     o    the  Company's   deteriorating   financial   condition  and  declining
          operating results;

     o the relative lack of growth in the Company's revenues over the past four years;

     o the Company's limited ability to expand its current distribution business due to a lack of available funding;

     o the required future capital investment in order to purchase additional beer or malt beverage brands;

     o    Oak's agreement to enter into a Sub-Distribution Agreement;

     o the relatively low market prices for the Common Stock in the over-the-counter market over the past three years and the inability to use that security as consideration to acquire other distribution businesses;

     o    the terms and conditions of the proposed Asset Sale; and

     o the belief that the offered purchase price by Oak, is the highest price that the Company will obtain for its assets.

How Is The Purchase Price For The Asset Sale Being Financed By Oak?

         Oak has advised the Company that the total amount of funds required to deliver the Purchase Price to the Company at closing will be funded from Oak's cash reserves. See "Information About Oak."

Why Did The Company Enter Into A Sub-Distribution Agreement With Oak?

         The Company entered into a Sub-Distribution Agreement with Oak because the Company has been generating net losses and a reduction in its operating expenses is necessary to preserve the value of its assets. Under the Sub-Distribution Agreement, Oak will distribute the Company's beer and malt beverage brands to the Company's customers and, at the same time, the Company will reduce its operating expenses because the costs of such distribution will be incurred by Oak. See "Sub-Distribution Agreement with Oak."

What Are the Terms of the Sub-Distribution Agreement

         The Company and Oak entered into a Sub-Distribution Agreement dated as of September 15, 2005 (the "Sub-Distribution Agreement"), pursuant to which Oak has become a sub-distributor of the Company of certain Pabst beers and malt beverages. The Sub-Distribution Agreement became effective when the Company filed this Information Statement with the Securities and Exchange Commission and shall terminate on the earlier of (i) the closing of the transactions contemplated by the Asset Purchase Agreement, (ii) the termination of the Asset Purchase Agreement, (iii) 90 days following September 15, 2005, or (iv) the earlier termination of the Sub-Distribution Agreement in accordance with its terms. Under the terms of the Sub-Distribution Agreement, Oak has right to distribute the Pabst products to customers located in the five boroughs of New York City, and in exchange for such rights, Oak will pay Pabst directly for its product purchases and, during the first 45 days following the effective date of the Sub-Distribution Agreement, Oak will pay to the Company the following amounts for products received by Oak: (x) $.50 for each case of products and (y) $2.00 for each barrel of products. The purchase price to be paid by Oak to the Company in connection with the closing of the transactions contemplated by the Asset Purchase Agreement shall be reduced by an amount equal to the sum of: (i) $.25 for each case of products purchased by Oak and sold by Oak to customers in the territory, plus (ii) $.50 for each case of products purchased by Oak but not sold to such customers, plus (iii) $1.00 for each barrel of products purchased by Oak and sold by Oak to customers in the territory, plus (iv) $2.00 for each barrel of products purchased by Oak but not sold to such customers, all determined during such 45-day period. If the Sub-Distribution Agreement is terminated by either party for any reason, the Company will be required to promptly pay to Oak the credits described above.

What Rights Do Stockholders Have To Dissent From The Asset Sale?

         Company Stockholders do not have the right to seek the appraisal of their shares under Delaware law. Furthermore, no provision has been made to grant any public stockholder access to the corporate files of the Company or to the files of any Continuing Stockholder or to obtain counsel for or appraisal services for any public stockholder at the expense of the Company or any Continuing Stockholder.

What Are The Conditions Of The Asset Sale?

     The following list includes what the Board of Directors and Management believe are the material conditions to the Asset Sale, all of which must be satisfied at the time of the closing. In view of the fact that interpretations of "materiality" can be subjective, the list is qualified by reference to the Asset Purchase Agreement which is attached as Appendix A to this Information Statement. You are urged to carefully read this entire document including the Asset Purchase Agreement.

     o stockholders owning at least a majority of the outstanding shares of Common Stock must approve and adopt the Asset Purchase Agreement and the Asset Sale;

     o there are no legal restraints rendering the Asset Purchase unlawful or preventing the consummation of the transactions contemplated thereunder and no pending litigation that could have a material adverse effect on the Company;

     o the Brewers (Pabst, Pittsburgh and Best Brands) must approve Oak as a distributor of their brands in the Company's territories;

     o all authorizations, consents and waivers required for the consummation of the Asset Purchase shall have been obtained.

     o the respective representations and warranties made in the Asset Purchase Agreement by each of the parties to the Asset Purchase Agreement shall be true and correct.

What Are The Income Tax Consequences Of The Asset Sale?

         The Asset Sale will be treated by the Company as a taxable transaction for federal and New York State income tax purposes. It is anticipated that any gain resulting from the Asset Sale will be offset against the Company's net operating loss carryforwards. However, utilization of these carryforwards generates an alternative minimum tax for both government bureaus to exceed $100,000. See "Certain Federal Income Tax Consequences" at page ____.

                             CAPITAL BEVERAGES, INC.
                              INFORMATION STATEMENT

                                TABLE OF CONTENTS



Prior Stockholder Approval....................................................1
The Sale Of Assets To Oak.....................................................1
Parties To The Asset Sale; Relationship Of The Company To Oak.................2
   Information About the Company..............................................2
   Relationship Of The Company And Oak........................................3
Background Of And Reasons For The Asset Sale..................................5
Special Factors Regarding The Asset Sale......................................6
Assets Subject To Sale........................................................6
Consideration; Use Of Proceeds; Structure Of The Company After The
Asset Sale....................................................................7
Payment of Accrued Unpaid Salaries and Severance..............................8
Terms Of The Asset Purchase Agreement.........................................8
Purchase Price................................................................9
Escrow........................................................................9
Representations And Warranties................................................9
Covenants And Agreements Of The Company And Oak..............................11
Conditions To Closing; Closing Date..........................................12
Termination..................................................................13
Indemnification..............................................................14
Dissenters' Rights...........................................................16
Certain Federal Income Tax Consequences......................................16
Accounting Treatment.........................................................16
Government Approvals.........................................................16
Voting Securities And Principal Holders Thereof..............................16
Where You Can Find Additional Information....................................18




Appendix

A. Asset Purchase Agreement dated as of September 15, 2005 between the Company and Oak Beverages Inc.

B. Sub-Distribution Agreement dated as of September 15, 2005 between the Company and Oak Beverages Inc.

Prior Stockholder Approval

         Our ability to sell our assets without a meeting of our stockholders is authorized by Section 228 of the Delaware General Corporation Law. That section generally provides that a Delaware corporation may substitute for action on a matter by its stockholders at a meeting the written consent of the holders of outstanding shares of capital stock holding at least the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter are present and voted. In accordance with this provision, we obtained the written consent of the Majority Stockholders, approving the sale of substantially all of the Company's assets to Oak pursuant to the Asset Purchase Agreement. As a result of the action of the Majority Stockholders, we are not soliciting proxies, and there will be no further stockholder action on the Asset Purchase Agreement or Asset Sale.

         Holders of record of the Company's Common Stock, are entitled to notice of the action taken by written consent approving the Asset Sale and the Asset Purchase Agreement.

         Under Delaware law and our Certificate of Incorporation, the affirmative vote of a majority of the votes entitled to be cast by holders of all shares of our Common Stock outstanding as of the close of business on the Record Date, was required to approve the Asset Purchase Agreement and the Asset Sale. Each holder of Common Stock was entitled to one vote on each of the foregoing matters, for each share of Common Stock held by such stockholder. As of September 15, 2005, there were outstanding 3,792,045 shares of Common Stock. As of that date, the Majority Stockholders held 1,900,000 shares of Common Stock and were entitled to cast a total of 1,900,000 votes, or 50.1% of the total votes entitled to be cast by all holders of our Common Stock.

         The action by written consent approving the Asset Sale and the Asset Purchase Agreement was effective on September 15, 2005.

The Sale Of Assets To Oak

         The terms and conditions of the Asset Sale, which is the sale of substantially all of our assets to Oak, are set forth in the Asset Purchase Agreement, dated as of September 15, 2005. A copy of the Asset Purchase Agreement, excluding the exhibits or schedules thereto, is included as Appendix A to this Information Statement. The description in this Information Statement of the terms and conditions of the Asset Sale and of the Asset Purchase Agreement is a summary only and may not contain all of the information that is important to you. To fully understand the Asset Sale and the terms of the Asset Purchase Agreement, you should carefully read in its entirety the copy of the Asset Purchase Agreement included as Appendix A.

Parties To The Asset Sale; Relationship Of The Company To Oak

Information About the Company

         The Company is in the business of marketing, selling and distributing at wholesale certain alcoholic beverage products. The Company was incorporated under the laws of the State of Delaware on December 5, 1995. In January 1996, the Company acquired from Consolidated Beverage Corporation, the right to become the exclusive distributor for certain beer and malt liquor products manufactured by Pabst Brewing Company. The consideration paid by the Company for the pabst distribution rights was $1.6 million, payable $800,000 in cash and the balance by delivery of a series of 120 promissory notes, each in the amount of $10,000.

         On July 18, 1998 and July 30, 1998, the Company signed two distributor agreements with Pittsburgh Brewing Company ("Pittsburgh") to distribute on an exclusive basis in the entire state of New York, several brands of beer and malt beverage products.

         On June 29, 2001, the Company purchased all of the assets of the business of Prospect Beverage, Inc. which related to Prospect's business of distributing beverages, including among other things, beer distribution rights, properties, rights, leases, interests, goods and customer lists of Prospect. The purchase price of the assets consisted of the assumption by the Company of certain liabilities of Prospect and the issuance of an aggregate of five hundred thousand (500,000) shares of the common stock of the Company to the shareholders of Prospect. Inclusive with the acquisition came the following national brands:
Colt 45, Old Milwaukee, Schaefer, Schlitz, Champale, Schmidts, Stroh, Piels, McSorleys and also an extensive list of various imports.

Information About Oak

         Oak is a privately owned corporation, currently engaged in business and duly licensed as a multi-brand distributor of beer and other alcoholic malt beverages as well as non-alcoholic beverages. Oak's exclusive sales territory differs according to its brands, however, its primary sales territory includes the five boroughs of New York City, Westchester, Rockland, Putnam, Orange, Sullivan, Dutchess and Ulster counties, all within the State of New York. Oak was incorporated under the laws of the State of New York on January 25, 1980. Oak was formed as an independent, but related, company, to its affiliate Boening Bros., Inc. (which has been engaged in business as a multi-brand distributor of alcoholic and non-alcoholic beverages since 1901). Debra Boening is the President of Oak. Oak's principal office is located at One Flower Lane, Blauvelt, NY 10913.

         The funds required by Oak to pay the purchase price to the Company as set forth in the Asset Purchase Agreement will be funded from Oak's cash reserves.

Relationship Of The Company And Oak

General.

         Prior Acquisition Overtures.

         Current Negotiations. On January 31, 2005, at the suggestion of Pabst Brewing Company, Debora Boening, President of Oak, met with Carmine Stella, President, Chief Executive Officer and Chairman of the Company and Michael Matrisciani, a director of the Company, to discuss Oak's interest in the potential acquisition of the Company's distribution business.

         On February 17, 2005, management of Oak and the Company discussed the possibility of a sale by the Company to Oak of the Pabst distribution rights and Pabst's related approval of the proposed transaction. In addition, on February 17, 2005, Oak's management team began its review of the Company's finance and sale information and the Company and Oak entered into a confidentiality agreement. Subsequently, Oak and its legal and financial advisors continued to conduct business, legal and financial due diligence.

         On February 15, 2005, Mr. Stella discussed with the Board of Directors of the Company at a regularly scheduled meeting the progress of his discussions to date with Ms. Boening and the possibility of a transaction between the Company and Oak.

         On March 16, 2005, Messrs. Stella and Matrisciani and Ms. Boening and Mr. Scapperotti, General Manager of Oak, met to discuss and conduct business and financial due diligence.

         On March 29, 2005, senior management and outside legal counsel of each of Oak and the Company met to negotiate a purchase price, discuss the terms of the letter of intent and otherwise conduct negotiations. Following that meeting, Oak's legal counsel, Ettelman & Hochheiser, P.C., distributed a draft of the proposed letter of intent to the Company and its outside legal counsel, Brown Rudnick Berlack Israels LLP and Dealy & Silberstein, LLP.

         On April 7, 2005, representatives of Oak and the Company met to discuss sales and employee matters.

         Following that meeting, on April 15, 2005, Oak and the Company signed the letter of intent.

         On April 11, 2005 , the Board of Directors of Company met and heard a presentation from its officers regarding the then-current status of negotiations and a summary of contemplated deal terms, including a proposed price. Following that presentation, the Board of Directors of the Company authorized proceeding with negotiations consistent with the terms presented and ultimate consummation of a transaction consistent with such terms. Following those presentations, those Boards likewise authorized further negotiations consistent with the summary terms presented.

         On April 18, 2005, the Company sent a letter to Pabst seeking approval of the proposed transaction with Oak.

         On April 19, 2005, senior management of each of the Company and Oak identified and reviewed various developments concerning the transaction.

         On April 20, 2005, the Company received a voluntary surrender letter from Pabst providing its approval of the proposed transaction with Oak.

         On April 26, 2005, Messrs. Stella and Matrisciani, Ms. Boening and Mr. Scapperotti reviewed pricing, sales and projections data.

         On April 28, 2005, Mr. Stella and Ms. Boening met to continue their prior discussions. They reviewed and discussed due diligence matters and developed a projected timetable of the transaction. After this meeting, Mr. Stella and Ms. Boening communicated on several occasions regarding various issues related to the transaction.

         Following that meeting on May 4, 2005, Oak provided the Company and its outside legal counsel with the initial draft of a proposed asset purchase agreement. Shortly thereafter, the Company's management and its legal advisors discussed the issues raised by Oak's draft asset purchase agreement.

         On May 10, 2005 Mr. Stella and Ms. Boening met to discuss various due diligence issues and Oak's concern about sub-distribution matters.

         On May 17, 2005, legal counsel for the Company, Brown Rudnick Berlack Israels LLP, and legal counsel for Oak, Ettelman & Hochheiser, P.C., held a conference call to discuss the terms of the proposed asset purchase agreement.

         On May 31, 2005, Mr. Stella and the Company's legal advisors and Ms. Boening and Oak's legal advisors continued to discuss, telephonically, the terms of the asset purchase agreement and issues relating to distribution.

         On June 15, 2005, senior management and outside legal counsel of each of Oak and the Company continued to hold discussions about the terms of the asset purchase agreement and Oak's concern about sub-distribution matters.

         On June 21, 2005, representatives of the Company and Oak continued its discussions and review of financial due diligence.

         On July 7, 2005, legal advisors of each the Company and Oak held a conference call to review the terms of the asset purchase agreement and legal issues.

         On July 13, 2005, senior management and legal counsel of each the Company and Oak met to review and discuss the revisions to the asset purchase agreement and otherwise conduct negotiations. The Company subsequently consulted with its outside counsel and continued negotiations with Oak toward a final form of asset purchase agreement.

         On July 20, 2005, senior management and legal counsel of each the Company and Oak continued their discussions by teleconference.

         On July 26, 2005, Mr. Stella and Ms. Boening met to discuss the status of the agreements and the progress to date of the transaction.

         During August and September, several telephone conversations took place between Mr. Stella and Ms. Boening regarding various business issues.

         On September 14, 2005, the Board of Directors of the Company were presented a final form of Asset Purchase Agreement for consideration and approval. Upon review and discussion with outside counsel, the Company's Board authorized the execution of the final Asset Purchase Agreement and recommended that it be submitted to the stockholders of the Company.

Background Of And Reasons For The Asset Sale

The Board of Directors and Management of the Company have concluded that based on the Company's relatively small size, the illiquidity of the trading market for the Common Stock, the Company's lack of growth, thin profit margins in the beer and malt beverage distribution industry, and the fact that the beverage distribution industry favors relatively large distributors because of economies of scale; it would be in the stockholders' interests to sell substantially all of the Company's assets at a fair price. In addition, for the years ended December 31, 2004 and 2002, the Company recorded net losses of approximately $4.3 million and $1.8, respectively, and a net profit of $24,000 for the year ended December 31, 2003. For the years ended December 31, 2004 and 2003, the Company's accumulated deficit totaled approximately $9.5 million and $5.2 million, respectively. The Company has also received a "going concern" opinion from its independent auditors for the last three fiscal years. As a result, the Board of Directors and management decided that it is in the best interest of the Company to pursue a sale transaction to Oak, a well capitalized and substantial competitor. See "Special Factors - Events Leading to the Proposal for and Acceptance of the Offer" at page ___.

         The foregoing factors, among, all were considered by our Board of Directors during the course of its deliberations prior to authorizing execution of the Asset Purchase Agreement, in light of the Board's knowledge of our business and each director's business judgment. In its deliberations, the Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors considered in determining to approve (and to recommend that the stockholders approve) the Asset Sale and the Asset Purchase Agreement. Rather, the Board made its determination based on the total mix of information available to it, and the judgments of the individual directors may have been influenced to different degrees by various factors. In light of the foregoing, the Board of Directors unanimously approved and adopted the Asset Purchase Agreement, and unanimously recommended that the Company's stockholders approve it and the Asset Sale.

Special Factors Regarding The Asset Sale

         There are many factors that our stockholders should consider in reviewing the information contained in this Information Statement. Such factors include, but are not limited to, those set forth below and elsewhere in this Information Statement.

         We will continue to incur claims, liabilities and expenses, which will reduce the realizable value of our remaining assets and the amount potentially available for distribution to stockholders.

         Claims, liabilities and expenses from operations (such as salaries, directors' and officers' insurance, payroll and taxes, legal, accounting and consulting fees and miscellaneous office expenses) will continue to be incurred subsequent to the Asset Sale. These expenses will have to be satisfied from our remaining assets and, therefore, will reduce the net realizable value of those assets.

         We will continue to incur the expenses of complying with public company reporting requirements.

         We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome.

Assets Subject To Sale

         The assets to be sold by the Company to Oak consist of substantially all of the Company's assets, and include the following:

         (a) Exclusive distribution rights with respect to the Pabst, Pittsburgh and Ballantine brands of beer and malt beverage products;

         (b) the Company's customer lists;

         (c) all point-of sale materials; and

         (d) saleable inventory of products.

Consideration; Use Of Proceeds; Structure Of The Company After The Asset Sale

         The Asset Purchase Agreement provides that, the Company will receive from Oak, in consideration of the sale of the assets $9.3 million payable as follows: (1) $7.8 million to be paid at the closing of the transaction in immediately available funds and (ii) $1.5 million (subject to certain adjustments based upon sales made by Oak under the Sub-Distribution Agreement) to be paid at the closing of the transaction in immediately available funds to an escrow agent. The escrowed funds shall be held and disbursed pursuant to the terms of an escrow agreement between the Company, Oak and the escrow agent. In addition, within ten (10) days following the closing of the transaction, Oak will purchase from Company its saleable inventory at an amount equal to the price paid by the Company for the inventory. At Oak's option, the Company shall assign to Oak all of its outstanding purchase orders for products not yet delivered by the respective brewer. Oak will pay such assigned invoices when due. Assuming ultimate release to the Company of the entire escrowed amount, and after deduction of transaction costs in connection with the Asset Sale, the Company anticipates that net proceeds will be approximately $8.8 million. Of this amount, the Company anticipates that approximately $7.7 million will be applied to repay outstanding indebtedness.

         After completion of the Asset Sale, the Board of Directors anticipates that, after consideration in due course, it will undertake one or more transactions designed to maximize stockholder value. Management currently anticipates that additional transactions may take the form of a dissolution of the corporation, the liquidation of its remaining assets, and the ultimate distribution to stockholders of any assets remaining after satisfaction of liabilities, including personnel termination and related costs, sale transaction expenses and final liquidation costs. In the event of such a dissolution, the residual proceeds of the Asset Sale would become part of a pool of assets governed by the plan of dissolution. Alternatively, management may elect to invest the net proceeds from the Asset Sale in assets or operations acquired by the Company. In such event, no assets will be distributed to the stockholders.

         After completion of the Asset Sale and application of the net proceeds in the manner contemplated, and assuming ultimate release of the entire escrowed amount, and after deduction of transaction costs in connection with the Asset Sale, the Company will hold:

     o    residual inventory and equipment not part of the Asset Sale; and

     o    accounts receivable in the approximate amount of $250,000.

The Company will not have any ongoing operations subsequent to the Asset Sale.

Payment of Accrued Unpaid Salaries and Severance

         Certain members of management have not received their salaries since May 1, 2005. Accordingly, the following individuals are entitled to be paid accrued and unpaid salaries from the proceeds from the Asset Sale received by the Company in the amounts set forth adjacent to their names (such amounts calculated as of October 31, 2005): Carmine Stella ($105,000); Anthony Stella ($67,000); Michael Mastrisciani ($67,000); Daniel Mastrisciani ($67,000); Monty Mastrisciani ($67,000); and Alex Mastrisciani ($73,000). The Company will also reimburse such employees for out-of-pocket expenses incurred by them in connection with the performance of their duties which, as of October 31, 2005, is expected to be a total of approximately $60,000.

         In addition, under the terms of employment agreements between the Company and such members of management, such employees are, upon the termination of their employment with the Company, entitled to severance payments equal to four (4) weeks of a base salary for each year of service provided to the Company. The proceeds from the Asset Sale will also be used to pay severance to following employees each of whom will be terminated as of the closing date of the Asset Sale in the amounts set forth adjacent to their names: Anthony Stella ($102,000); Michael Mastrisciani ($47,000); Daniel Mastrisciani ($47,000); Monty Mastrisciani ($47,000); and Alex Mastrisciani ($41,000). Carmine Stella will not be terminated as of the closing date, and therefore, he will not be entitled to any severance payment. He will, however, continue to serve as the Company's Chief Executive Officer, and will be paid $210,000 per annum. See "Payment of Accrued and Unpaid Salaries and Severance" at page ___.

Termination of Personal Guaranties and Release of Pledged Collateral

         In connection with a loan in the aggregate principal amount of $2.5 million provided to the Company by Seaway Capital, each of Alex Mastrisciani, Daniel Mastrisciani, Michael Mastrisciani and Monty Mastrisciani pledged real property owned by them located in Brooklyn, New York as collateral for such loan. The security interest held by Seaway Capital in such collateral will be released on the closing date upon the repayment of the loan by the Company.

         In connection with a revolving line of credit provided by Entrepreneur Capital to the Company, the Company pledged all of its assets as collateral for such loan. In addition, Carmine Stella, the Company's President, and Chief Executive Officer personally guaranteed the Company's obligations to Entrepreneur Capital. The guaranty provided by Mr. Stella will terminate on the closing date upon repayment of the line of credit by the Company.

Terms Of The Asset Purchase Agreement

         The following is a summary of the significant provisions of the Asset Purchase Agreement. To fully understand the Asset Sale and the terms of the Asset Purchase Agreement, you should carefully read in its entirety the copy of the Asset Purchase Agreement that is included as Appendix A to this Information Statement and is incorporated herein by reference.

Purchase Price

         The Asset Purchase Agreement provides that, the Company will receive $9.3 million (subject to certain adjustments based upon sales made by Oak under the Sub-Distribution Agreement) payable as follows: $7.8 million to be paid at the closing of the transaction in immediately available funds and (ii) $1.5 million to be paid at the closing of the transaction in immediately available funds to the escrow agent. The Escrow Amount shall be held and disbursed pursuant to the terms of an escrow agreement between the Company, Oak and the Escrow Agent. In addition, within ten (10) days following the closing of the transaction, Oak will purchase from the Company its saleable inventory at an amount equal to the price paid by the Company for the inventory. At Oak's option, the Company shall assign to Oak all of its outstanding purchase orders for products not yet delivered by the respective brewer. Oak will pay such assigned invoices when due.

Escrow

         On the closing date of the Asset Sale, the Company, Oak and Dealy and Silberstein LLP, as escrow agent, will enter into an Escrow Agreement. Pursuant to the terms of the Escrow Agreement, at the closing, Oak will deposit $1.5 million of the purchase price in an escrow account with the escrow agent. This amount will be held to satisfy potential purchase price adjustments and any claims for indemnification that Oak may have for breaches of the Company's representations, warranties, covenants or other obligations in the Asset Purchase Agreement. Upon each of the 6 month, 12 month and 18 month anniversaries of the closing date, one third of this amount (less any outstanding claims for indemnification) shall be delivered by the escrow agent to Capital. The final distribution of these funds shall be delivered by the escrow agent to Capital upon the later of the 18 month anniversary of the closing date, or the date upon which all pending claims are resolved.

         In addition, from the $7.8 million cash purchase price to be delivered by Oak at closing, certain sums will be retained by the escrow agent specifically to repay outstanding creditors of Capital. It is currently anticipated that approximately $750,000 will be deposited with the escrow agent for this purpose.

Representations And Warranties

         The Asset Purchase Agreement contains various representations and warranties made by us for the benefit of Oak relating to, among other things:

         (a) Our organization, good standing, corporate power and authority;

         (b) Our corporate authorization in relation to the Asset Purchase Agreement, the related transactions and related transaction documents to which we are a party;

         (c) The absence of conflict with our organization documents, material contracts, or applicable law as a result of the execution and delivery of, and performance under, the Asset Purchase Agreement;

         (d) the absence of third party approvals required for consummation of the transactions contemplated by the Asset Purchase Agreement, except as disclosed in the Asset Purchase Agreement;

         (e) the capitalization of the Company;

         (f) the title to and condition of the Assets and lack of encumbrances upon such Assets;

         (h) except as otherwise disclosed, compliance in all material respects with applicable federal, state and local laws, rules, regulations and ordinances in connection with the Distribution Business and ownership of the Assets being sold,

         (i) Employee and labor matters;

         (j) Absence of governmental investigations relating to the Distribution Business;

         (k) Absence of claims for brokers' fees; and

         (m) legal proceedings relating to our exclusive distribution rights.

         The Asset Purchase Agreement also contains various representations and warranties made by Oak for our benefit relating to, among other things:

         (a) Its organization and good standing;

         (b) Its corporate authorization in relation to the Asset Purchase Agreement and the related transactions and related transaction documents to which it is a party;

         (c) The absence of conflict with Oak's organizational documents, contracts, or applicable law as a result of its execution and delivery of, and performance under, the Asset Purchase Agreement;

         (d) Absence of claims for brokers' fees; and

         (e) Its sufficient liquid assets to fund the purchase price at the closing of the transaction.

Covenants And Agreements Of The Company And Oak

         The Company and Oak have set forth various covenants and agreements in the Asset Purchase Agreement, including the following:

         Maintenance of Physical Assets. We have agreed to maintain and service the tangible Assets used in the conduct of the Distribution Business in the manner set forth in the business plan mutually agreed to by the Company and Oak (the "Business Plan").

         Compliance with Laws. We will comply with all laws applicable to the Distribution Business, the noncompliance of which would reasonably be expected to materially and adversely effect the Distribution Business or the related Assets.

         Proprietary Rights. We have agreed to not transfer, license, dispose of or permit to lapse any intellectual property right related to the Distribution Business or to disclose such intellectual property right to any person.

         Conduct of Business Pending Closing. We have generally agreed to conduct our business in accordance with the Business Plan. In furtherance of the foregoing, we have agreed, among other things: (i) to preserve existing shelf space and location for products on the premises of our customers; (ii) use reasonable best efforts to preserve existing draught lines on the premises of our customers; (iii) use reasonable best efforts to promote and distribute products to customers within a specified territory in accordance with the Business Plan; (iv) not sell products to certain customers in excess of volumes customarily purchased by such customers for like time intervals; and (v) use best efforts to preserve the goodwill of our customers, suppliers, and employees.

         No Solicitation of Similar Transactions. Subject to the fiduciary duties of our Board of Directors set forth in the Asset Purchase Agreement, we have agreed on our behalf and on behalf of our stockholders, directors, officers, employees, representatives, and agents not to directly or indirectly solicit or encourage any inquiry or offer, or initiate negotiations or discussions with, any other third party with respect to the purchase or sale of any of the Assets of the Company being sold to Oak in the Asset Sale, other than the consumption of inventory in the ordinary course. We have also agreed not to enter into any agreement with a third party with respect to the purchase or sale of any of the Assets of the Company being sold to Oak in the Asset Sale, other than the consumption of inventory in the ordinary course or afford access to our books, records or properties to any third party.

         Lists. We have agreed to deliver to Oak, on the closing date, (i) our current 2005 price list for products, (ii) our currently active on-premise and off-premise customers for products in the territory and (iii) a list of our creditors and the amounts due in respect thereof. We have agreed to pay and satisfy in full certain creditors to the reasonable satisfaction of Oak at or prior to the closing of the transaction and pay and satisfy in full all of our remaining creditors within ninety (90) days following the closing of the transaction.

         Brewer Approvals. We have agreed to use our best efforts to assist Oak in obtaining the written consent from certain brewers (as set forth in the Asset Purchase Agreement) of Oak as a distributor of brewer's products in a specified territory.

         Landlord Acknowledgement. We agreed to obtain a release issued by our landlord in favor of the Company of any liabilities arising under, resulting from or in connection with, the lease between Erie Basin Marine Associates, as landlord, and Prospect Beverages Inc., as tenant, for the lease of the property known as 700 Columbia Street, Erie Basin, Buildings #300 and 302, Brooklyn, New York (the "Lease"), and deliver a copy of such release to Oak at the closing of the transaction.

         Post-Closing Actions by the Company. We have agreed that, after closing of the Asset Sale, that we will execute and deliver to Oak such other instruments of conveyance and take such other actions as Oak may reasonably request in order to put Oak more fully in possession of any of the Assets or to better enable Oak to fully obtain the practical realization of the benefits, utilization and value of the Assets. The Company and each of the Majority Stockholders agreed to refrain from (i) acting as an authorized distributor of the products in the territory and (ii) engaging in wholesale transactions in the products resold in the territory.

         Confidentiality. After the closing, all information relating to our business and the acquired Assets will be deemed to be the confidential information of Oak. We have agreed to hold such confidential information in the strictest confidence, and not to disclose such confidential information without the prior written consent of Oak, except as required by law.

Conditions To Closing; Closing Date

         The closing of the transactions contemplated by the Asset Purchase Agreement is scheduled to take place five business days after at least 20 calendar days have elapsed following the date on which we send this Information Statement to our stockholders. Our obligation to complete the Asset Sale is subject to the satisfaction or waiver of, among others, the following conditions:

         (a) Oak's representations and warranties in the Asset Purchase Agreement that are qualified by materiality must be true and correct, and Oak's representations and warranties not so qualified must be true and correct in all material respects;

         (b) Oak must have complied in all material respects with the terms, covenants and conditions set forth in the Asset Purchase Agreement; and

         (c) Oak must have paid the purchase price and executed the Escrow Agreement.

         Oak's obligations to complete the Asset Sale are subject to the satisfaction or waiver of, among others, the following conditions:

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         (a) Oak shall receive written approval of the Asset Purchase Agreement and Asset Sale by certain brewers named therein and a letter from such brewers appointing Oak as the distributor on an exclusive basis for certain products in a specified territory and the trade accounts located therein;.

         (b) Our representations and warranties in the Asset Purchase Agreement must be true and correct in all material respects;

         (c) We must have complied in all material respects with the terms, covenants and conditions set forth in the Asset Purchase Agreement;

         (d) The Majority Stockholders of the Company have approved the transaction;

         (e) Nothing shall have occurred resulting in a material adverse effect on the Distribution Business and the Assets;

         The condition set out in clause (d) has been satisfied by the delivery, by the Majority Stockholders, of a written consent dated September 15, 2005 approving the Asset Sale and the Asset Purchase Agreement.

         The parties are working toward completing the Asset Sale as quickly as possible. This Information Statement is being sent to you on or about October , 2005. We currently expect that the Asset Sale will close on or after __________, 2005, which is the fifth business day after 20 calendar days have elapsed following the mailing date of this Information Statement.

Termination

         The Asset Purchase Agreement and the transactions contemplated thereby may be terminated at any time prior to the closing of the Asset Sale:

     o    The mutual written agreement of the Company and Oak;

     o by Oak, at its option, if there has been a material violation or breach of any of the covenants, representations, warranties or agreements made by us in the Asset Purchase Agreement;

     o by the Company, at its option, if there has been a material violation or breach of any of the covenants, representations, warranties or agreements made by Oak in the Asset Purchase Agreement

     o by Company (1) if, during the time period beginning on the date of the execution of the Asset Purchase Agreement and ending on the initial filing of the Information Statement (the "Initial Period"), the Company has discussions or negotiations with a third party the Company determines that it is necessary to terminate the Asset Purchase Agreement and pursue such discussions and negotiations in order to discharge their fiduciary duties, or (2) if, after the Initial Period, our board of directors duly exercises its fiduciary out, receives an opinion letter of counsel and accepts a superior offer from a third party.

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

     o by Oak, at its option, if any of the closing conditions precedent to its obligations have not been satisfied as of the closing of the transaction or if satisfaction of such a condition is or becomes impossible (other than through the failure of Oak to comply with its obligations) and Oak has not waived such condition on or before the closing of the transaction;

     o by the Company, at its option, if any of the closing conditions precedent to its obligations have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations) and the Company has not waived such condition on or before the closing of the transaction;

     o by either Oak or the Company if the closing of the transaction does not occur within 90 days after the date of execution of the Asset Purchase Agreement;

     o by Oak, (1) at any time following the receipt of a competing bid notice plus seven (7) days so long as the Company has not ceased discussions with the party that gave rise to such termination right within such seven (7) day period, or (2) if the Company exercises its fiduciary out, irrespective of whether the Company accepts a superior offer;

     o by Oak, if, in connection with this Information Statement, Oak is required to provide (A) any financial information regarding Oak or any of its shareholders, or (B) any information in which Oak, in good faith, believes could put Oak at a competitive disadvantage; and

     o    by the Company,  if Oak refuses to provide the  financial  information
          and  the  SEC  is  unable  to  provide  its   approval   without  such
          information.

Indemnification

         Oak has agreed to indemnify, defend and hold harmless the Company and its directors, officers, stockholders, employees, representatives and agents from and against any and all damages or losses suffered or incurred arising from; (i) its breach or non-fulfillment of any agreement or covenant, or (ii) its breach or misrepresentation of any representations and warranties.

         We have agreed to indemnify, defend and hold harmless Oak and its directors, officers, stockholders, employees, representatives and agents from and against any and all damages or losses suffered or incurred arising from; (i) any of our liabilities or obligations, (ii) our breach or non-fulfillment of any agreement or covenant, (iii) our breach or misrepresentation of any representations and warranties and (iv) certain damages to Oak caused by our stockholders. To the extent that Oak's indemnification claims exceed the amounts placed in escrow, Oak will have a right of action against us for the excess. Our aggregate liability for such indemnification claims is limited to the purchase price under the Asset Purchase Agreement.

         The parties have agreed that the representations, warranties and covenants shall survive for 18 months from the closing date, except for claims for indemnity made by either the Company or Oak due to a breach of any of the representations, warranties and covenants occurring during such eighteen (18) month period, which will survive. The Company is not obligated to indemnify Oak unless the aggregate of all claims exceeds $20,000.

Terms of the Sub-Distribution Agreement

         The Company and Oak entered into a Sub-Distribution Agreement dated as of September 15, 2005 (the "Sub-Distribution Agreement"), pursuant to which Oak has become a sub-distributor of the Company of certain Pabst beers and malt beverages. A copy of the Sub-Distribution Agreement is included as Appendix B to this Information Statement and is incorporated herein by reference. The Sub-Distribution Agreement became effective when the Company filed this Information Statement with the Securities and Exchange Commission and shall terminate on the earlier of (i) the closing of the transactions contemplated by the Asset Purchase Agreement, (ii) the termination of the Asset Purchase Agreement, (iii) 90 days following September 15, 2005, or (iv) the earlier termination of the Sub-Distribution Agreement in accordance with its terms. Under the terms of the Sub-Distribution Agreement, Oak has the right to distribute the Pabst products to customers located in the five boroughs of New York City, and in exchange for such rights, Oak will pay Pabst directly for its product purchases and, during the first 45 days following the effective date of the Sub-Distribution Agreement, Oak will pay to the Company the following amounts for products received by Oak: (x) $.50 for each case of products and (y) $2.00 for each barrel of products. The purchase price to be paid by Oak to the Company in connection with the closing of the transactions contemplated by the Asset Purchase Agreement shall be reduced by an amount equal to the sum of: (i) $.25 for each case of products purchased by Oak and sold by Oak to customers in the territory, plus (ii) $.50 for each case of products purchased by Oak but not sold to such customers, plus (iii) $1.00 for each barrel of products purchased by Oak and sold by Oak to customers in the territory, plus (iv) $2.00 for each barrel of products purchased by Oak but not sold to such customers, all determined during such 45-day period. If the Sub-Distribution Agreement is terminated by either party for any reason, the Company will be required to promptly pay to Oak the credits described above.

         As a result of entering into the Sub-Distribution Agreement, Oak will service approximately 80% of existing customers and operating expenses for the Company will also be reduced by approximately 70%.

Dissenters' Rights

         In accordance with the Delaware General Corporation Law, our stockholders do not have dissenters' or appraisal rights in connection with the Asset Sale.

Certain Federal Income Tax Consequences

         The Asset Sale will be treated by the Company as a taxable transaction for federal and New York State income tax purposes. Any gain resulting from the sale will be offset against the Company's net operating loss carryforwards. However, utilization of these carryforwards generates an alternative minimum tax for both government bureaus. We do not expect the combination of both alternative tax liabilities for the two bureaus to exceed $100,000.

Accounting Treatment

         Upon completion of the Asset Sale, the Company will remove from its consolidated balance sheet the assets sold to Oak and will reflect the effect of the receipt and the use of the proceeds of the sale therein. The Company will record a gain on the sale of assets to Oak equal to the difference between the purchase price received and the book value of the assets sold in its consolidated statement of operations.

Government Approvals

         Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement and of the Delaware General Corporation Law in connection with the Asset Sale, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Asset Sale (although we are required to obtain approvals for the assignment of certain contracts with governmental entities and for permits proposed to be transferred to Oak).

Voting Securities And Principal Holders Thereof

         As of the Record Date, there were outstanding 3,792,045 shares of Common Stock, $0.001 par value.

         The following table sets forth as of September 15, 2005, certain information with respect to the beneficial ownership of Common Stock by each person or entity known by the Company to be the beneficial owner of 5% or more of such shares, each officer and director of the Company, and all officers and directors of the Company as a group:

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Name and Address of          Shares of Common                 Percentage (%) of
Beneficial Owner             Stock Owned (3)                  Common Stock (3)
-------------------          ----------------                 ------------------

Carmine Stella                      712,500                         18.8%

Anthony Stella                      237,500                          6.3%



Alex Matrisciani(2)                 237,500                          6.3%

Michael Matrisciani(2)              237,500                          6.3%

Daniel Matrisciani(2)               237,500                          6.3%

Monty Matrisciani(2)                237,500                          6.3%

Casimir Capital L.P.              1,000,000(4)                      20.9%
100 Broadway, 11th Floor
New York, NY 10005

All officers and  directors       1,900,000                         50.1%
as a group (nine (9) persons)

(1) The address of each Stockholder shown above except as otherwise indicated is c/o Capital Beverage Corporation, 700 Columbia Street, Erie Basin, Building # 302, Brooklyn, New York 11231.
(2) Alex Matrisciani, Michael Matrisciani, Daniel Matrisciani and Monty Matrisciani are brothers. Daniel Matrisciani and Michael Mastrisciani are each a director of the Company.
(3) Beneficial ownership as reported in the table above has been determined in accordance with Item 403 of Regulation S-K of the Securities Act of 1933 and Rule 13(d)-3 of the Securities Exchange Act, and based upon 3,792,045 shares of Common Stock outstanding.
(4) Includes warrants to purchase an aggregate of 1,000,000 shares of Common Stock, exercisable at $1.00 per share. Casimir Capital L.P. is delinquent in its filing of Schedule 13D and Form 3 with the Securities and Exchange Commission.

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Where You Can Find Additional Information

         We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our public filings are also available to the public from commercial document retrieval services.





























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                                   Appendix A



                            ASSET PURCHASE AGREEMENT

                                   Appendix B



                           SUB-DISTRIBUITON AGREEMENT